UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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MILLER ENERGY RESOURCES, INC.
(Name of Registrant as Specified in Its Charter)

BRISTOL INVESTMENT FUND, LTD.
BRISTOL CAPITAL, LLC
BRISTOL CAPITAL ADVISORS, LLC
PAUL KESSLER
LONE STAR VALUE INVESTORS, LP
LONE STAR VALUE INVESTORS GP, LLC
LONE STAR VALUE MANAGEMENT, LLC
JEFFREY E. EBERWEIN
ALAN L. BAZAAR
MATTHEW REGIS BOB
MICHAEL D. DONAHUE
J. CHRISTOPHER FLOYD
RYAN GILBERTSON
DAVID M. HEIKKINEN
ALFRED JOHN KNAPP, JR.
WILLIAM B. RICHARDSON III
WILLIAM M. WELLS
CHARLES GILLMAN

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Bristol Capital Advisors, LLC and Lone Start Value Management, LLC, together with the other members of the Concerned Miller Shareholders (“CMS”) and the participants named herein, intend to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of CMS’s slate of ten highly-qualified director nominees to the Board of Directors of Miller Energy Resources, Inc., a Tennessee corporation (the “Company”), at the Company’s annual meeting of stockholders for the fiscal year ended April 30, 2013 expected to be held on or about March 28, 2014, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On December 17, 2013, CMS issued the following press release:

Concerned Miller Shareholders (CMS) Seek to Unlock Value at Miller Energy
by Reconstituting the Board and Replacing Management

Deliver Letter to Shareholders Highlighting Management Incompetence, Excessive Compensation and Lack of Board Oversight

Nominate a Slate of Ten Independent, Extremely Qualified Director Candidates for Election at Miller’s Upcoming Annual Meeting

LOS ANGELES, DECEMBER 17, 2013 -- – Concerned Miller Shareholders (“CMS”), a group of independent shareholders of Miller Energy Resources, Inc. (NYSE: MILL) (“Miller” or the “Company”) led by Bristol Capital Advisors, LLC and Lone Star Value Management, LLC, representing approximately 4.7% of Miller’s outstanding shares, announced today that they have formed CMS for the purpose of seeking to unlock value at Miller by reconstituting its Board of Directors (the “Board”) and replacing its senior management.

CMS detailed its concerns with the Company in an open letter to Miller’s shareholders delivered today. In the letter, CMS stated its view that while the Company has valuable assets and a strong operational team on the ground in Alaska, Miller’s shares are significantly undervalued due largely to Miller’s senior management team’s lack of experience and industry knowledge together with their excessive compensation and unacceptable self-dealing. CMS believes any rise in the stock price to date has been in spite of senior management, not because of it, and the stock is still significantly undervalued, based upon the proven reserves and the Company’s revenue-generating capability.

In the letter, CMS also highlighted its views on management’s incompetence, noting that Miller’s CEO, Scott Boruff, has repeatedly demonstrated he is unqualified to lead the Company at a time when its focus and strategy should be on operations.  Further, Miller’s CFO, David Voyticky, has no prior experience in a top financial role at a substantial company and lacks the qualifications to serve in this position. CMS expressed outrage that despite their widespread mismanagement, the Board boosted Messrs. Boruff and Voyticky’s salaries in July by an astronomical 59% and 58%, respectively.  The Board also awarded Messrs. Boruff and Voyticky’s $500,000 and $475,000 in bonuses, respectively, and restricted stock grant of 100,000 shares of common stock for each, despite failure to achieve the performance targets upon which such rewards were conditioned.

Even as Miller’s revenue increased to $34.8 million in 2013 from $830,000 in 2008, operating losses plummeted to $32.35 million from $2.2 million during that period. Net losses increased to $20.42 million in 2013 from $2.44 million in 2008, the result of a bloated expense structure with much of the shareholders’ capital squandered on compensating and supporting the excessive lifestyles of underperforming executives.

CMS firmly believes change is imperative to create value for shareholders.  Accordingly, today CMS delivered a letter to the Company nominating ten independent, extremely qualified candidates for election to the Board at the Company’s annual meeting of stockholders for the fiscal year ended April 30, 2013 expected to be held on or about March 28, 2014, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).  CMS’s director candidates possess the right mix of relevant financial and strategic experience and leadership in the energy sector and include: Governor Bill Richardson, the former Governor of New Mexico and Secretary of Energy in the Clinton administration;  Matthew Regis Bob, who has 20+ years of experience as an executive in the energy sector; David Heikkinen, who has 15+ years of experience both as an executive in the oil and gas exploration business and director of companies in the energy industry; Michael Donahue, former Branch Chief in the SEC Division of Enforcement; Jeffrey Eberwein, well-respected investment and financial expert with significant public board experience; Alan Bazaar and Alfred John Knapp, Jr., both of whom are accomplished business leaders with significant experience as chief executive officers and members of public boards; Ryan Gilbertson, who has extensive experience as senior executive and director in the oil and natural gas industry; William Wells who has significant senior executive and public board experience; and Christopher Floyd who is a widely recognized investor in the energy sector with deep knowledge of its workings.

CMS’s letter outlined numerous serious issues facing the Company that should be of concern to all Miller shareholders, including:

•	Excessive executive compensation that is not aligned with the executives’ or the Company’s performance;

•	Burden to shareholders of effectively paying for two Co-CEOs due to management’s lack of sophistication and leadership;

•	Mismanagement and an entrenched and ineffective senior executive team;

•	Senior management’s lack of operational experience and institutional credentials;

•	Self-dealing and personal use of corporate assets;

•	Poor Board oversight, lack of Board independence and questionable corporate governance practices;

•	Weak accounting expertise and poor internal controls;

•	Poor investor communications and lack of transparency; and

•	Massive shareholder dilution.

In the days and weeks ahead, CMS will be providing all Miller shareholders with additional information detailing its concerns along with steps that can be taken to unlock value at Miller for the benefit of all shareholders. Shareholders are urged to bookmark the Web site (www.MILLproxy.com ) that has been created to provide continuing news and updates about the campaign.

The complete text of CMS’s letter to shareholders is as follows:

CONCERNED MILLER SHAREHOLDERS

BRISTOL CAPITAL ADVISORS, LLC 1100 Glendon Ave, Ste 850 Los Angeles, California 90024	LONE STAR VALUE MANAGEMENT, LLC 53 Forest Avenue, 1st Floor Old Greenwich, Connecticut 06870

December 17, 2013

Dear Fellow Miller Energy Shareholders:

Bristol Capital Advisors, LLC (“Bristol”) and its affiliates and Lone Star Value Management, LLC and its affiliates, together Concerned Miller Shareholders, or CMS, are significant shareholders of Miller Energy Resources, Inc. (“Miller” or the “Company”), with current ownership of approximately 4.7% of the outstanding common shares of the Company.  Some of the members of CMS have been invested in the Company for over 3 years, and we have exhaustively studied its business and prospects.  In fact, a Bristol affiliate has consulted for the Company for over 3 years, and we have profound understanding of its operations and the significant opportunities available to it to unlock shareholder value.  We believe the Company has great assets and a strong operational team in Alaska, but Miller shares are dramatically undervalued due largely to the incompetence of Miller’s senior management and lack of relevant experience, together with its excessive compensation and unacceptable self-dealing.  We have grave concerns that given the absence of industry experience, operational know-how and a healthy and informed strategic vision, all of which are sorely lacking in the current leadership, Miller will continue to be mismanaged and deeply undervalued.

In our view, any rise in the stock price to date has been in spite of senior management and Miller’s stock continues to be significantly undervalued, based upon the proven reserves and the Company’s revenue-generating capability. We believe that with new leadership, the stock price will more adequately reflect the Company’s true earnings potential, and will reward ALL shareholders, and not just a chosen few.

In our view, the path to unlocking the Company’s true value, restoring the confidence of the investing public in Miller and enhancing the value of all of our investment is only through a decisive improvement of the Board and an overhaul of the Company’s current discredited absentee management team.  Unfortunately, the current Board has failed to provide effective oversight and hold management accountable for its chronic missteps.  Change is imperative to create value for shareholders.  Accordingly, today we delivered a letter to the Corporate Secretary of Miller notifying the Company of our intention to seek the election of ten independent, highly-qualified candidates for election to the Board at the upcoming Annual Meeting.

Our nominees are independent, extremely qualified individuals who possess the right mix of relevant financial and strategic experience and leadership in the energy sector.  Our slate includes: Governor Bill Richardson, the former Governor of New Mexico and Secretary of Energy in the Clinton administration;  Matthew Regis Bob, who has 20+ years of experience as an executive in the energy sector; David Heikkinen, who has 15+ years of experience both as an executive in the oil and gas exploration business and director of companies in the energy industry; Michael Donahue, former Branch Chief in the SEC Division of Enforcement; Jeffrey Eberwein, well-respected investment and financial expert with significant public board experience; Alan Bazaar and Alfred John Knapp, Jr., both of whom are accomplished business leaders with significant experience as chief executive officers and members of public boards; Ryan Gilbertson, who has extensive experience as senior executive and director in the oil and natural gas industry; William Wells who has significant senior executive and public board experience; and Christopher Floyd who is a widely recognized investor in the energy sector with deep knowledge of its workings.

We are seeking the election of ten director candidates to the Board of Miller at the upcoming Annual Meeting because we are gravely concerned with the serious issues facing the Company, including:

➢	Excessive executive compensation that is not aligned with the executives’ or the Company’s performance;

➢	Burden to shareholders of effectively paying for two Co-CEOs due to management’s lack of sophistication and leadership;

➢	Mismanagement and an entrenched and ineffective senior executive team;

➢	Executive incompetence, lack of operational experience and institutional credentials;

➢	Self-dealing and personal use of corporate assets;

➢	Poor Board oversight, lack of Board independence and questionable corporate governance practices;

➢	Weak accounting expertise and poor internal controls;

➢	Poor investor communications and lack of transparency; and

➢	Massive shareholder dilution.

Mismanagement and Executive Incompetence that are Eroding Shareholder Value

Management’s actions have caused tremendous damage to shareholders and steps must be taken to repair this damage.  Management has failed to capitalize on valuable assets and favorable strategic positioning by de-risking through industry acceptable joint venture exploration activities. Even as Miller’s revenue increased from $0.83 million in 2008 to $34.8 million in 2013, operating income dropped to $(32.35) million from $(2.2) million during that period. Net losses increased to $(20.42) million in 2013 from $(2.44) million in 2008.  We believe this is the result of a bloated expense structure with much of the shareholders’ capital squandered on compensating and supporting the excessive lifestyles of underperforming executives.  The oil and gas exploration business is risky with commodities prices being susceptible to volatility and projects involving uncertainty.  A good management team, or even an adequate one, would understand the importance of a prudent business plan that shields shareholders from unwarranted risk and provides for long-term growth.  Instead, this management team has drained an enormous amount of shareholder capital and siphoned it off to rewarding themselves.

Overall, we do not believe management’s track record merits giving them the benefit of the doubt regarding vision and strategy.  Management has:

➢	Consistently overreached in its spending, putting shareholders at risk;

➢	Acted in a self-interested manner and handsomely rewarded themselves despite undeniable failure to perform adequately;

➢	Forced upon Miller’s shareholders the excessive cost of effectively paying for two CEOs;

➢
Shown lack of interest in the operations of the business and continue to make decisions from their Tennessee headquarters and a penthouse in Marina Del Rey, California, away from the oilfields and the operations of Miller;

➢	Failed and continues to fail to communicate accurately and candidly with all shareholders on an even playing field.

In short, management’s track record has been marked by reckless and chaotic behavior and some spectacularly poor decisions.  Their continued lack of focus on operational issues or efficient and effective execution of strategy have unfortunately caused shareholders to suffer at every turn, even as management continues to reward themselves to an astonishing degree.

Lack of Operational Experience and Institutional Credentials

Central to any assessment of whether this management team can add value in the future is whether they have the experience and qualifications to serve in the roles they have been assigned in the first place.  It is disturbing that none of the top Miller executives has any real oilfield experience outside of eastern Tennessee and Kentucky.  Executives with relevant experience, such as David Hall who runs the operations in Alaska and has 20+ years of experience in Alaska, have been excluded to a great extent from the senior executive team charged with leading the Company.  In fact, the business is run by absentee executives in Tennessee and California who appear very interested in strategies aimed at undermining corporate governance while lining their own pockets and those of their select friends and followers, but neither understand nor seem particularly interested in the operations on the ground in Alaska. We believe, neither Mr. Boruff nor Mr. Voyticky have spent any considerable time in Alaska and in fact have spent more than 95% of their time far removed from the Company’s most valuable asset.

This leaves us to wonder how these detached absentee executives with no operational experience are expected to devise and execute on a business plan that takes into account the intricacies and risks of the highly volatile oil and gas exploration business.

In our view, Miller’s CEO, Scott Boruff, has proven unsuitable to lead the Company in a time when the focus and strategy should be on operations.  Miller’s CFO, David Voyticky, has no prior experience in a top financial role at a substantive company and in our view, lacks the qualifications to serve in this position.  In addition, the Company has seen high turnover in the management team.  In the past nine years, Miller has had four CFOs. Key posts like the President, CFO, Chief Accounting Officer and General Counsel have all been filled in the last couple of years. The Chief Accounting Officer, Ms. Rector, just joined the Company with much fanfare in July 2012 only to resign in October 2013 despite years of material accounting deficiencies and gaps in internal controls. Our concern is that these significant turnovers have led to a management team with, at best, a scattered track record and lack of understanding of the business of Miller, that is seriously deficient in its leadership abilities and not committed to the long term success of the Company but rather short term maneuvering aimed at financially rewarding itself.

We, the owners of Miller, deserve institutional quality management team, with the appropriate credentials, relevant experience and commitment to the business that can steer Miller to realizing its full value.  This includes a Chief Financial Officer who is a licensed CPA with both strong accounting experience and who has formerly fulfilled the role at a public company of at least similar size as Miller.

Excessive Management Compensation Misaligned with the Executives’ or the Company’s Performance

It is astonishing to us that despite their chronic missteps and general lack of strategic vision, the Board and Compensation Committee continue to siphon enormous amounts of shareholder wealth into the pockets of incompetent and compromised executives.

Other shareholders have voiced in past letters to the Board their outrage with the ludicrous bonus and options packages awarded to Mr. Boruff over the past few years.  Indeed, in its report in connection with the 2012 Annual Meeting, Institutional Shareholder Services (ISS), a leading proxy advisory firm and expert on corporate governance, opined that total CEO pay magnitude is excessive in comparison to peer companies of similar size and industry, estimating that total CEO pay for the year under review is 16.89 times the median at peers of similar size and industry. ISS noted that most of the peer companies selected by the Company are much larger in size than the Company, based on revenues.  Further, the mega grant of 2.5 million options (valued at $12.95 million by ISS) made to the CEO, jeopardized the pay-for-performance linkage at the Company. Then again, in its report for the 2013 annual meeting, ISS strongly opposed David Voyticky’s compensation as excessive, not linked to performance vesting criteria and potentially dilutive to shareholders given its large size.

Remarkably, the total compensation for three of Miller’s executives was $13.97 million in fiscal 2012, which represents 40% of total revenue for 2013.  In order to generate $13.97 million in revenue, the Company has to produce a barrel of oil equivalent (BOE) of 138,300, which is approximately 50% of its Cook Inlet production. The total compensation for 5 directors was $1 million in 2012, or roughly 3% of total revenue for 2012.  The total compensation awarded to the CEO was $13.6 million from 2010 to 2012.

Yet despite consistent shareholders’ and proxy advisory firms’ concerns with excessive and misaligned executive compensation, the CEO and CFO’s compensation was more than doubled again in July 2013

In July 2013, in blatant disregard for widespread shareholder concerns, Miller entered into new employment agreements with its executive officers that provided for huge increases to their compensation.

➢                 CEO base salary was increased by an astronomical 59%, from $500,000 to $795,000

➢                 CFO base salary was increased by an astronomical 58%, from $475,000 to $750,000

The misplaced leakage of shareholder capital to enrich executives despite their and the Company’s poor performance raises serious questions regarding the independence of the Compensation Committee and the ability and willingness of the Board to protect shareholders’ best interests.  We demand that the Compensation Committee and the Board disclose details of their deliberations and rationale in approving the July 2013 staggering raises to the executives’ compensation.  Miller’s shareholders are entitled to an explanation.

The CEO and CFO were paid incentive compensation despite failure to achieve the performance targets upon which such compensation was conditioned

The Compensation Committee’s independence and decision-making are further put in doubt by their insistence on awarding unearned incentive compensation to top executives.  Scott Boruff, the Company’s CEO, was entitled to certain incentive compensation conditional upon the achievement of two performance benchmarks: (i) gross revenue and (ii) adjusted EBITDA. The Company failed to achieve the EBITDA target but, nevertheless, the Compensation Committee at its discretion awarded Mr. Boruff the full 100,000 shares of restricted stock to which he would have been entitled if the targets were met in 2012 and 2013.  In addition, despite the failure to outperform the common stock of five or more of the Company’s peers, Mr. Boruff was awarded a bonus of $500,000 by the Compensation Committee in 2013.  Similarly, despite failure to achieve the requisite performance metrics, David Voyticky, the Company’s CFO, was awarded in 2013 a bonus of $475,000, and a restricted stock grant of 100,000 shares of common stock at the discretion of the Compensation Committee.  Deloy Miller, who is Mr. Boruff’s father in law and who does not even have an employment agreement with the Company, was awarded at the discretion of the Compensation Committee a $165,000 bonus and a restricted stock grant of 60,000 shares of common stock despite the failure to meet incentive compensation targets similar to those of Messrs. Boruff and Voyticky.

Executive compensation is poorly structured to incentivize non-accretive acquisitions even if they represent poor allocation of shareholder capital

We note that as currently structured, the top managers’ compensations schemes has provided them with incentive to acquire BOEs even if such acquisitions are not profitable. This should be a serious concern to all shareholders. In our view, any further acquisitions at this point should not be undertaken unless management can build a compelling value proposition for them based on the independent evaluation of a reputable investment banking firm engaged for this purpose and show that such acquisition will be accretive to all shareholders and not just benefit senior management. The Company’s focus and strategy at this time must be on running its operations efficiently and effectively with a competent team that is prudently rewarded in accordance with their performance.  We call on management and the Board to refrain from any significant outlays of shareholder capital until they can demonstrate an operational history and cash flow consistency that warrants a high-risk exploration program.

Related Party Transactions and Improper Personal Use of Corporate Assets

Miller’s extraordinary level of overhead is not only a function of the exorbitant compensation awarded its top executives.  It is also a function of cronyism and waste that permeates the Company.  The executives’ compensation must be viewed in the context of the additional expenses and benefits that enable and accompany it.  Miller provides little detail on the extraordinary amounts spent on management and related expenses.  Through careful examination we have uncovered some detail and pose the following questions to the Company:

➢
Why did the Company enter into a consulting agreement with William Weakley, a 70+ year old retired real estate investor from Nashville with no prior substantive experience in the energy business, pursuant to which he was awarded 1,000,000 warrants, including 300,000 warrants awarded in September 2013?  Did a relative of Mr. Weakly lend Mr. Boruff over $1.25 million dollars in June 2013 to make a required principal payment on his mansion in Knoxville, TN?  Why was this not reported in the Company’s 10-Q filed with the SEC on September 9, 2013?

➢
Does the Company lease a penthouse condominium in Marina Del Rey, California for Mr. Voyticky when his job is as the President and acting CFO of a public company based Knoxville, Tennessee with no operations in Marina Del Rey?

➢
Are top executives and directors allowed private jet usage to destinations that have no business significance to the Company?  Are there any other expenses paid for with Company cash or resources that are unrelated to Miller's business?

Lack of Board Independence and Questionable Corporate Governance Practices

We are astonished and troubled by the Board’s failure to keep management accountable for its abysmal performance.  We fear that the reason for the unhealthy favoritism to management at the expense of shareholders is the lack of Board independence.  The Board’s excessive ties with management compromise their ability to impartially scrutinize individual and corporate performance and executive compensation and cause the Board to suffer from conflicts of interest.

Proxy advisory firms have consistently expressed grave concerns with the lack of independence on Miller’s Board which caused ISS to recommend a vote AGAINST the reelection of seven out of nine directors in 2013 and eight out of nine directors in 2012. By ISS estimates only 22.22% of the directors are independent, only 33.33% of each of the audit, compensation and nominating committee members are independent, 22.22% of the directors are family members of executives or majority shareholders, and 44.44% of the directors are former or current employees of the Company.  The Chairman of the Board is also an insider.

It is particularly problematic that the acting CFO is a member of the Board. Glass Lewis has stated that “[t]he unique financial information and control over a company's finances that is typical for a CFO should place the CFO in the position of reporting to and not serving on the board.” Accordingly, Glass Lewis recommended a vote AGAINST his election in 2013.

In light of the dire need for independence on the Board, it is hard to justify the Board’s recent actions in removing General McPeak as the Chairman of the Compensation Committee and director Turkelson as the Chairman of the Audit Committee. These two directors are among the few members of the Board without direct ties to management or who are not executives themselves.  We are further gravely concerned about the circumstances of their demotions.

Based on the information we have, we believe that as the Chairman of the Compensation Committee, General McPeak had rejected the staggering increases to management compensation only three weeks prior to his removal from his post.  Was it not also the case that General McPeak had retained an independent compensation consultant who refused to recommend management’s compensation increases?  It would appear the opposition of the independent compensation consultant and the Chairman of the Compensation Committee were disregarded and the excessive compensation packages were approved.  Is it possible that the Board meetings and deliberations on the issue were conducted in the absence of Directors McPeak and Turkelson?  Was this because their views were known and not welcome by some of management?  Was their removal as Chairs of the respective committees an act of retaliation for their refusal to side with management?  Further, how could Miller’s newest Board member, Marcel Shlumberger, have a credible understanding of management’s compensation scheme to have voted on it within such a short time of joining the Board?  Was Mr. Shlumberger aware of the discussions related to management compensation before he formally joined the Board?  Did Mr. Shlumberger have the opportunity of meeting all board members in person or be interviewed by them prior to his appointment? What was the reason for bringing him in as a director at such a critical time?  Once again, we call on the Board and management of Miller to disclose details about their deliberations and whether and how many independent directors were present and in favor of management’s rewards.

Shareholders: ask yourselves do you trust such a Board to protect your best interests above all?

The Board’s lapses in oversight go beyond executive compensation.

Weak Accounting Expertise and Poor Internal Controls

The Company’s internal controls over financial reporting have been ineffective for many consecutive years. By its own admission with which auditors agreed “[the Company] did not maintain a sufficient complement of corporate accounting and finance personnel necessary to consistently operate management review controls.” This indicates that the Audit Committee has consistently failed to provide sufficient oversight over the financial reporting process of the Company.  It also signals weak internal accounting expertise, poor internal controls and aggressive financial reporting practices at the Company. Perhaps as part of the problem in the last 11 years, the Company has appointed five different auditors.  The deficiencies remain unresolved and have largely been the reason for the leading proxy advisory firms to consistently recommend a vote AGAINST the reelection of all members of the Audit Committee.

Poor Investor Communications and Lack of Transparency

Despite a mass of shareholder derivative lawsuits, Miller’s communications strategy continues to be disastrous. It is clear in talking with other shareholders that communications are disorganized, uncontrolled and discriminately parsed out to shareholders with ties to management or select investment banking analysts.  Such sporadic and selective disclosure is unacceptable of a public company subject to legal and governance requirements to share material information with its entire shareholder base.  Miller’s shareholders are entitled to transparency and disclosure of the many material issues that are kept in the dark or shared with few.  Miller must immediately adopt a formal policy of frequent, transparent and timely disclosure to all its shareholders.

Massive Shareholder Dilution

Miller’s management and Board have exacerbated the shareholders’ pain by heavily and actively diluting the common stock.  Since 2009, the Company has more than tripled the number of shares of common stock outstanding, from 14.82 million in 2009 to 42.68 million in 2013, leaving shareholders with less than a third of the value of their shareholdings in the process.  In its report for the 2013 annual meeting, ISS estimated a 27.67% dilution rate for Miller compared with a peer group dilution level of 4.31%. Worse still, Miller has issued grants to its underperforming executives so that as of July 5, 2013, there were outstanding options and warrants to purchase up to 14,503,847 shares at an exercise price between $0.01 and $6.94 per share. If these warrants and options are exercised, total shares would increase by 30%.

This effectively means that the shareholders’ loss of value from such a massive dilution and decrease in voting power will be directly offset by an increase in the management’s and directors’ control.   We note the curious fact that by our estimate if the management team were to exercise all their awarded options the aggregate ownership of all insiders will amount to approximately 51% of the voting power of all outstanding Miller shares.

MILLER’S BOARD MUST BE SIGNIFICANTLY RECONSTITUTED NOW

The time has come for a dramatic change and for a focus on delivering shareholder value.  We continue to believe that Miller’s stock is dramatically undervalued and that a sensible strategy, competent execution and effective oversight can deliver enormous upside for shareholders.  However, we do not believe the Company is led by the right people for the job.

We have no faith in the current Board to staunch the destruction of shareholder value, devise and execute on a successful strategic plan and protect the interest of Miller’s shareholders.  Their track record of misdirection, enrichment and entrenchment speaks for itself.  We are seeking to replace this Board ridden with conflicts, ties to management and sustained lapses in judgment and failures of oversight.

We seek your support to put in their place a group of independent, highly-qualified individuals who possess the right mix of relevant financial and strategic experience and leadership in the energy sector to maximize value for all Miller shareholders.  We believe that true value of Miller will not be realized unless and until the Board is thoroughly reconstituted with candidates with fresh perspective and commitment to serve the best interests of shareholders.

Bristol Capital Advisors, LLC			Lone Star Value Management, LLC

By:	/s/ Paul Kessler		By:	/s/ Jeffrey E. Eberwein
	Name:	Paul Kessler		Name:	Jeffrey E. Eberwein
		Authorized Signatory			Authorized Signatory

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Bristol Capital Advisors, LLC and Lone Star Value Management, LLC, together with the other members of the Concerned Miller Shareholders (“CMS”) and the participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of their slate of director nominees at the annual meeting of stockholders for the fiscal year ended April 30, 2013 of Miller Energy Resources, Inc., a Tennessee corporation (the “Company”) expected to be held on or about March 28, 2014.

CMS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Bristol Investment Fund, Ltd. (“Bristol”), Bristol Capital, LLC (“Bristol Capital”), Bristol Capital Advisors, LLC (“Bristol Advisors”), Paul Kessler, Lone Star Value Investors, LP (“Lone Star Value Investors”), Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, LLC (“Lone Star Value Management”), Jeffrey E. Eberwein, Alan L. Bazaar, Matthew Regis Bob, Michael D. Donahue, J. Christopher Floyd, Ryan Gilbertson, David M. Heikkinen, Alfred John Knapp, Jr., William B. Richardson III, William M. Wells and Charles Gillman (collectively, the "Participants").

As of the date of this filing, Bristol owned directly 1,100,000 shares of common stock, $0.0001 par value (the "Common Stock"), of the Company.  As of the date of this filing, Bristol Capital owned directly 762,500 shares of Common Stock. Bristol Advisors, as the investment advisor to Bristol, may be deemed the beneficial owner of the 1,100,000 shares of Common Stock owned directly by Bristol. Mr. Kessler, as the sole manager of Bristol Advisors and a manager of Bristol Capital, may be deemed the beneficial owner of the 1,100,000 shares of Common Stock owned directly by Bristol and the 762,500 shares of Common Stock owned directly by Bristol Capital. As of the date of this filing, Lone Star Value Investors beneficially owned 200,000 shares of Common Stock, including 100,000 shares underlying certain options exercisable within 60 days hereof. Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed the beneficial owner of the 200,000 shares of Common Stock beneficially owned by Lone Star Value Investors. Lone Star Value Management, as the investment manager of Lone Star Value Investors, may be deemed the beneficial owner of the 200,000 shares of Common Stock beneficially owned by Lone Star Value Investors. Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, may be deemed the beneficial owner of the 200,000 shares of Common Stock beneficially owned by Lone Star Value Investors. As of the date of this filing, none of Messrs. Bazaar, Bob, Donahue, Floyd, Gilbertson, Heikkinen, Richardson, Wells or Gillman directly owns any shares of Common Stock of the Company. Mr. Knapp, by virtue of his relationship with Andover Group, Inc. (“Andover”), may be deemed to be the beneficial owner of the 12,000 shares of Common Stock beneficially owned by Andover and an affiliate of such.

Investor Contact:
John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11

Media Contact:
Jeffrey S. Lloyd, Ph.D.
Sitrick And Company
(310) 788-2850